Exhibit 99.1

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

COMPANY CONTACTS:

Kenneth H. Traub

President and Chief Executive Officer

Tel. (609) 632-0800

KTRAUB@ABNH.COM

Mark J. Bonney

Executive Vice President and Chief Financial Officer

Tel. (609) 632-0800

MBONNEY@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS REPORTS

FIRST QUARTER 2007 FINANCIAL RESULTS

Robbinsville, NJ – May 14, 2007 – American Bank Note Holographics, Inc. (“ABNH” or the “Company”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, today announced financial results for the first quarter ended March 31, 2007.

Sales in the first quarter of 2007 totaled $7.3 million, compared with $10.0 million in the first quarter of 2006, a decrease of $2.7 million or 27%. The decrease in sales was principally the result of the previously announced cessation of Gen 1 HoloMagTM programs that peaked in the first quarter of 2006 offset in part by an expansion of other programs in the transaction card market including the launch of Gen 2 HoloMag and an expansion of the HoloCardTM program.

The Company reported net income of $1.0 million or $0.05 per share in the first quarter of 2007 compared to net income of $1.0 million or $0.06 per share in the first quarter of 2006. Higher net income as a percentage of sales has been achieved primarily as a result of the effect of cost reductions associated with the consolidation of our facilities in Robbinsville, New Jersey, lower overall headcount due to improved efficiencies in our operations and certain HoloMag related charges in the 2006 period that do not recur.

Kenneth H. Traub, President and CEO of ABNH, commented, “We have come a long way over the past year. We have strengthened our position in the secure payment card industry, deepened our penetration in other product and document security markets and continued to improve profit margins with improved operating efficiencies throughout the business. We remain excited about our prospects for growth as we continue to implement and expand effective programs for card issuers, governments and consumer branded products to address the escalating global issue of product and document counterfeiting.”

ABNH REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS/2

Mark J. Bonney, Executive Vice President and CFO of the Company stated, “We are achieving increasing financial benefits from our facilities consolidation and other initiatives to improve operating efficiency as reflected by the improvement in gross margin as a percentage of sales and reduction in selling and administrative expenses. With no debt and over $16 million in cash, the Company’s financial condition remains strong.”

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms. The Company’s products are used primarily for security applications such as counterfeiting protection of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products. The Company’s headquarters is in Robbinsville, NJ. For more information, visit www.abnh.com.

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ABNH Forward-Looking Statement

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. Such forward-looking statements are based on current management expectations. Numerous factors, including those disclosed herein, those related to transaction card industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006), may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

This release and prior releases are available on the ABNH website at www.abnh.com.

-Financial Tables to Follow-

ABNH REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS/3

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

BALANCE SHEETS

(In thousands, except share data)

	March 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$16,232	$15,339
Accounts receivable, net of allowance for doubtful accounts of $350 and $350	4,878	5,002
Inventories, net	2,394	1,962
Deferred income taxes, net	1,485	1,640
Prepaid expenses and other	293	200
Income tax receivable	110	666

Total current assets	25,392	24,809
Machinery, equipment and leasehold improvements, net of accumulated depreciation and amortization of $9,701 and $9,469	5,968	6,098
Deferred income taxes, net	138	—
Other assets	61	61

Total Assets	$31,559	$30,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,804	$2,291
Accrued expenses	3,124	3,244
Customer advances	81	137
Income taxes payable	1	15

Total current liabilities	5,010	5,687
Long-Term Liabilities	1,172	1,152

Total liabilities	6,182	6,839

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, par value $.01 per share, authorized 40,000,000 shares; issued and outstanding 19,035,138 shares and 18,936,638 shares	190	190
Additional paid-in capital	26,149	25,854
Accumulated deficit	(962)	(1,915)

Total Stockholders’ Equity	25,377	24,129

Total Liabilities and Stockholders’ Equity	$31,559	$30,968

ABNH REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS/4

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenue:
Sales	$7,263	$9,988
Royalty income	2	—

Total revenue	7,265	9,988

Costs and expenses:
Cost of goods sold, excluding depreciation and amortization	3,227	4,836
Selling and administrative	1,980	2,765
Research and development	418	457
Depreciation and amortization	232	227
Facility consolidation	22	40

Total costs and expenses	5,879	8,325

Operating income	1,386	1,663
Interest income	174	87

Income before provision for income taxes	1,560	1,750
Provision for income taxes	594	700

Net income	$966	$1,050

Net income per share:
Basic	$0.05	$0.06

Diluted	$0.05	$0.05

Weighted average number of shares:
Basic	18,808	18,713
Diluted	19,334	19,797